Exhibit 11.2

Schmid Group N.V. Insider Trading Conduct Policy

Schmid Group N.V. Insider Trading Policy

I.	PURPOSE

Anyone who has knowledge of material non-public information may be considered an “Insider” for purposes of the U.S. federal securities laws prohibiting insider trading. As a result, it is a violation of the policy of Schmid Group N.V. (the “Company” and together with its subsidiaries “SCHMID”) and the federal securities laws for any officer, director or employee of SCHMID to (a) trade in securities of the Company while aware of “material non-public information” concerning SCHMID or (b) communicate, “tip” or disclose material non-public information concerning SCHMID to outsiders so that they may trade in securities of the Company based on that information. To prevent even the appearance of improper insider trading or tipping, SCHMID has adopted this Insider Trading Conduct Policy (“Policy”) for all of its directors, officers and employees and their family members, as well as for others who have access to information through business relationships with SCHMID.

SCHMID may maintain a separate insider trading policy to be published and provided to vendors, suppliers, partners or other third parties, or it may directly reference such third parties in the general insider trading policy.

The consequences of prohibited insider trading or tipping can be severe. Violation of this Policy by any oﬃcer, director or employee of SCHMID may result in disciplinary action by SCHMID up to and including immediate termination for cause. Moreover, persons violating insider trading or tipping rules may be required to:

•	Disgorge the proﬁt made or the loss avoided by the trading, whether received by the insider or someone receiving a tip;
•	Pay signiﬁcant civil penalties; and
•	Pay a criminal penalty and serve time in jail.

In addition to individual sanctions, SCHMID may also be required to pay civil or criminal penalties.

II.	SCOPE
A.	Covered Persons

This Policy covers all directors, oﬃcers and employees of SCHMID and their respective immediate family members and any person (whether or not related) sharing the same household as well as any outsiders whom SCHMID may designate as Insiders because they have access to material non-public information concerning SCHMID (“Insiders”).

B.	Covered Transactions

The Policy applies to any and all transactions in the Company’s securities. For purposes of the Policy, the Company’s securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as charitable donations of Company Securities.

C.	Policy Delivery

The Policy will be delivered to all directors, oﬃcers and employees and other designated persons at the start of their relationship with SCHMID. Upon ﬁrst receiving a copy of the Policy or any revised versions, each recipient must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms. The receipt of this Policy as well as the acknowledgement can also take place in a digital form.

III.	DEFINITION OF “MATERIAL NON-PUBLIC INFORMATION”
A.	“Material” Information

“Material Information” is any information about SCHMID that a reasonable investor would consider important in making an investment decision to buy or sell Company Securities. If an investor would want to buy or sell securities based in part on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company Securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year-end earnings;
•	Signiﬁcant changes in ﬁnancial performance outlook or liquidity of SCHMID as a whole or of a reporting segment of SCHMID’s business;
•	SCHMID projections that signiﬁcantly diﬀer from external expectations;
•	Potential mergers and acquisitions or the sale of signiﬁcant SCHMID assets or subsidiaries;
•	New major contracts, orders, suppliers, customers or ﬁnance sources, or the loss thereof;
•	Major discoveries or signiﬁcant changes or developments in products or product lines, research or technologies;
•	Approvals or denials of requests for regulatory approval by government agencies of products, patents or trademarks;
•	Signiﬁcant changes or developments in supplies or inventory, including signiﬁcant product defects, recalls or product returns;
•	Signiﬁcant pricing changes;
•	Stock splits, public or private securities/debt oﬀerings or changes in Company dividend policies or amounts;
•	Signiﬁcant changes in management;
•	Signiﬁcant labor disputes or negotiations, including possible strikes;
•	Actual or potential exposure to major litigation, or the resolution of such litigation;
•	Possible proxy contests;

•	Imminent or potential changes in the SCHMID’s credit rating by a rating agency;
•	Voluntary calls of debt or preferred stock of the Company;
•	The contents of forthcoming publications that may aﬀect the market price of Company Securities;
•	Statements by stock market analysts regarding SCHMID and/or its securities;
•	Signiﬁcant changes in sales volumes, market share, production scheduling, product pricing or mix of sales;
•	Analyst upgrades or downgrades of a Company Security;
•	Signiﬁcant changes in accounting treatment, write-oﬀs or eﬀective tax rate;
•	Impending bankruptcy or ﬁnancial liquidity problems of SCHMID or one of its subsidiaries or signiﬁcant business partners;
•	Gain or loss of a substantial customer or supplier; or
•	A signiﬁcant cybersecurity incident experienced by SCHMID that has not yet been made public.
B.	“Non-public” Information

Information is considered “non-public” until it has been widely disseminated to the public through SEC filings, major newswire services, national news services and financial news services and there has been sufficient time for the market to digest that information. For the purposes of this Policy, information will be considered public after the close of trading on the second full trading day after the Company’s widespread public release of the information. Thus, no transaction should take place until the second trading day after the disclosure of the material information.

IV.	STATEMENT OF COMPANY POLICY AND PROCEDURES
A.	Prohibited Activities

No Insider may trade in Company Securities while aware of material non-public information concerning SCHMID.

No Insider may trade in Company Securities during any special trading blackout periods as designated by the Legal Affairs department of SCHMID or CFO. The deviation of any blackout period as well as those Insiders subject to the blackout shall be determined by the Legal Affairs department of SCHMID or CFO. Moreover, the Insider will not disclose to any person the applicability of a special blackout period without prior permission of the Legal Affairs department of SCHMID or CFO.

No Insider may trade in Company Securities outside of the applicable “trading windows” described below.

No Insider may “tip” or disclose material non-public information concerning the Company to any person, including family members or colleagues, even if that person is expected to hold such “tip” in confidence, unless required as part of that Insider’s regular duties for SCHMID or authorized by the Legal Affairs department of SCHMID or CFO. In the case of inadvertent disclosure to an outside person, the Insider must advise the Legal Affairs department of SCHMID or CFO as soon as the inadvertent disclosure has been discovered. To protect against inadvertent disclosures, all inquiries from outsiders regarding material non-public information about SCHMID must be forwarded to the Legal Affairs department of SCHMID or CFO.

No Insider may give trading advice of any kind about SCHMID to anyone, whether or not such Insider is aware of material non-public information about SCHMID.

No Insider may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale.

Without the speciﬁc prior approval of the Legal Affairs department, the CEO or the audit committee of the Board (the “Audit Committee”), no Insider shall accept outside employment, as a consultant, independent contractor or employee, where the Insider is being compensated for the Insider’s knowledge of SCHMID or the industry or potential products of SCHMID.

Without the speciﬁc prior approval of the Legal Affairs department of SCHMID, the CEO or the Audit Committee, no Insider shall respond to market rumors or otherwise make any public statements regarding SCHMID or its prospects. This includes responding to or commenting on Internet-based bulletin boards or social media platforms. If you become aware of any rumors or false statements, you should report them to the Legal Affairs department of SCHMID or CFO.

B.	Trading Windows and Blackout Periods

Provided that no other restrictions on trading in Company Securities apply, Insiders may trade in Company Securities during and only during the period beginning at the close of trading three full trading days following the Company’s widespread public release of quarterly or year-end earnings and ending on the last trading day of the second month following the end of the preceding quarter.

Notwithstanding the above provisions, any Insider who is aware of material non-public information concerning SCHMID may not trade in Company Securities even during a trading window until two trading days after such material non-public information has been subject to the Company’s widespread public release of the information.

No Insiders identiﬁed by the Legal Affairs department of SCHMID or CFO as being subject to a special blackout period (the Legal Affairs department of SCHMID and/or the CFO may, in their sole discretion, maintain a list of such Insiders) may trade in Company Securities during such special blackout period. The Legal Affairs department or CFO may, following consultation with the CEO, declare such special blackout periods from time-to-time as conditions warrant. No Insider, whether or not subject to a special blackout period, may disclose to any outside third party that a special blackout period has been designated.

V.	EXCEPTIONS TO APPLICATION OF POLICY
A.	Employee Beneﬁt Plans / Stock Option Plans

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the Schmid Stock Option Plan (“SSOP”) pursuant to the terms and conditions of those plans. However, no officer or employee of SCHMID may alter his or her instructions regarding the purchase or sale of Company Securities in such plans while they are aware of material non-public information. The sale of Company Securities received under a certain Option Plan is subject to the terms of this Policy.

Insiders may exercise company stock options where no company stock is sold in the market. Cashless sales - e.g., “cashless sales” where company stock is sold to pay for exercising the options - are considered under this Policy to be transactions in Company Securities and must comply with the provisions of this Policy, including the applicability of any prior approval, trading window or blackout period requirements as they may apply to an Insider. No cashless sale is permitted when the insider is in possession of material non-public information, except as provided below.

C.	Rule 10b5-1 Plans

Exchange Act Rule 10b5-l was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess material non-public information. Under a properly established 10b5-1 plan with respect to securities (a “10b5-1 Plan”), Insiders may complete transactions in Company Securities at any time, including during blackout periods and outside trading windows or even when the Insider possesses material non-public information. Thus, a 10b5-1 Plan offers an opportunity for Insiders to establish a systematic program of transactions in Company Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of a blind trust, other trust, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements over which the Insider has no control once the plan takes effect.

Insiders who desire to implement a 10b5-1 Plan must ﬁrst obtain approval of the plan by the Legal Affairs department of SCHMID. To be eligible for approval, the 10b5-1 Plan:

•	Must be established during a trading window (and not during any blackout period);
•	Must be in writing;
•

Must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for eﬀecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;

•	May not permit the direct or indirect exercise of any inﬂuence over the timing or terms of the purchase or sale by the Insider; and
•	May not take eﬀect until two days after the plan is approved by the Legal department of SCHMID.

The Legal Affairs department of SCHMID will maintain a copy of all 10b5-1 Plans.

The Insider must provide the Legal Affairs department of SCHMID written notice of any termination or modiﬁcation (in which case, the modiﬁcation must be approved in writing by the Legal Affairs department of SCHMID prior to eﬀectiveness and may not take eﬀect until two days after the plan is approved by the Legal Affairs department of SCHMID.

VI.	REPORTING OF VIOLATIONS

Any Insider who violates this Policy or any U.S. federal, state or stock exchange rules or law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Legal Affairs department of SCHMID via SCHMID’s whistleblowing system (https://schmid-group.hintbox.eu/) or to the Legal Affairs department of SCHMID. Upon receipt of notice of a potential violation of this Policy, the Legal Affairs department of SCHMID:

•	Shall determine whether a violation may have occurred;

•

Shall report the potential violation of this Policy to the Audit Committee if the Legal Affairs department of SCHMID concludes a violation occurred or if the Legal Affairs department of SCHMID is unable to conclude that no violation occurred; and

•

Upon determining that any such violation has occurred, in consultation with the Chair of the Audit Committee of the Board, will determine whether the Company should release any material non-public information.

If the Legal Affairs department of SCHMID or the Audit Committee determines that a violation of the Policy occurred, they may discipline the Insider, including immediate termination. The Audit Committee may also report the violation to federal or state law enforcement agencies and/or applicable SRO.

VII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Legal Affairs department of SCHMID.

VIII.	LEGAL AFFAIRS DEPARTMENT OF SCHMID

The Legal Affairs department of SCHMID can be contacted as follows:

Gebr. SCHMID GmbH
Legal Affairs
attn: Karl Reismüller
Robert-Bosch-Str. 32 – 36
72250 Freudenstadt
Germany

Tel.: +49 07441/538-634
E-Mail: reismueller.ka@schmid-group.com

The Legal Affairs department of SCHMID may designate one or more individuals who may perform its duties in the event that the department is unable or unavailable to perform such duties.